CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Coastal Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Coastal Financial Corporation of our report dated October 27, 1999, relating to the consolidated statements of financial condition of Coastal Financial Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999, which report is incorporated by reference in the September 30, 1999, Annual Report on Form 10-K of Coastal Financial Corporation.




                                                                   /s/KPMG LLP
                                                                   -----------
                                                                      KPMG LLP



Greenville, South Carolina
December 29, 1999